UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2006

BIOANALYTICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	0-23357 (Commission File Number)	35-1345024 (I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA (Address of principal executive offices)	47906-1382 (Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Item 1.01.    Entry into a Material Definitive Agreement.

See Item 5.02 below for a description of the material terms of the compensation arrangements for Richard M. Shepperd in connection with his appointment as President and Chief Executive Officer of the Company, on an interim basis. Except as set forth below, the Company has no material relationship with Mr. Shepperd.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 25, 2006, Peter T. Kissinger, Ph.D. resigned as President and Chief Executive Officer of Bioanalytical Systems, Inc. (the "Company") in order to accept the positions of Chairman of the Board and Chief Scientific Officer of the Company.

On the same date, Richard M. Shepperd was elected President and Chief Executive Officer of the Company, on an interim basis, and is expected to serve for five months. Mr. Shepperd, 66, served for the past two years with Able Laboratories, Inc., of Cranbury, New Jersey ("Able") as its Chief Restructuring Officer and Director of Restructuring. Able was formerly a generic pharmaceutical manufacturing company which filed a voluntary petition for bankruptcy on July 18, 2005 following the loss of FDA approval for its product line. Mr. Shepperd's duties for Able included exercising executive authority over all operational and restructuring activities of Able, which included advising its Board, creditors committee and courts regarding strategies to maintain and realize the most value from the company's assets. Able was not affiliated with the Company. For the three years prior to serving with Able, Mr. Shepperd served as an independent management consultant for various businesses. In that capacity, he advised these businesses on developing strategies to improve their financial health and maximize the assets of those organizations.

Mr. Shepperd will be entitled to receive a base salary of $35,000 per month, plus a bonus to be paid quarterly equal to 10% of the Company's annual EBITDA, which amount is capped at $150,000 per quarter, and reimbursement for reasonable out-of-pocket expenses Mr. Shepperd incurs in connection with his employment. In addition, Mr. Shepperd will be eligible for a discretionary bonus to be paid to Mr. Shepperd at the end of his service as the Interim President and Chief Executive Officer.

On September 27, 2006, the Company issued the attached press release announcing, among other things, these changes in management.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 25, 2006, the Company’s Bylaws were amended to create the position of Chairman of the Board and provide the duties of that position.

Item 9.01.    Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits
3.01	Amendment No. 1 to Amended and Restated Bylaws

99.01	Press release dated September 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: September 28, 2006	By: /s/ Michael R. Cox Michael R. Cox Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.01	Amendment No. 1 to Amended and Restated Bylaws

99.01	Press Release dated September 27, 2006